Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-207870

Issuer Free Writing Prospectus, dated November 19, 2015

This Free Writing Prospectus relates only to the Senior Notes of Bunge Limited Finance Corp. due November 24, 2020, and should only be read together with the Preliminary Prospectus Supplement dated November 19, 2015 relating to the Senior Notes of Bunge Limited Finance Corp. due November 24, 2020.

Bunge Limited Finance Corp.

Pricing Term Sheet

Issuer:	Bunge Limited Finance Corp.

Guarantor:	Bunge Limited

Expected Ratings*:	Baa2 / BBB / BBB

Size:	$500,000,000

Maturity Date:	November 24, 2020

Coupon:	3.500%

Price:	99.914% of the principal amount

Yield:	3.519%

Spread to Benchmark Treasury:	+185 basis points

Benchmark Treasury:	1.375% due October 31, 2020

Benchmark Treasury Price:	98-19+

Benchmark Treasury Yield:	1.669%

Interest Payment Dates:	May 24 and November 24, beginning on May 24, 2016

Trade Date:	November 19, 2015

Settlement Date:	November 24, 2015

CUSIP/ISIN:	120568AW0 / US120568AW02

Make-whole Call:	Treasury plus 30 basis points

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Mizuho Securities USA Inc.

Senior Co-Managers:	BNP Paribas Securities Corp. Morgan Stanley & Co. LLC Rabo Securities USA, Inc. SMBC Nikko Securities America, Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	ABN AMRO Securities (USA) LLC Credit Agricole Securities (USA) Inc. ING Financial Markets LLC Lloyds Securities Inc. Natixis Securities Americas LLC

SG Americas Securities, LLC Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme, on or about November 24, 2015.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Limited, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Mizuho Securities USA Inc. toll-free at 1-866-271-7403.